Exhibit 2.1

Eureka Hunter Holdings, LLC

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

July 27, 2015
(as of June 30, 2015)

MSIP II Buffalo Holdings, LLC

c/o Morgan Stanley Infrastructure

1585 Broadway, 39th Floor

New York, NY 10036

Attn.:  John V. Veech

Magnum Hunter Resources Corporation

909 Lake Carolyn Parkway, Suite 600

Irving, TX 75039

Attn.:  Gary C. Evans

Re:          Certain Matters Relating to Eureka Hunter Holdings, LLC

Reference is hereby made to (a) that certain Second Amended and Restated Limited Liability Company Agreement of Eureka Hunter Holdings, LLC dated as of October 3, 2014, by and among (i) Eureka Hunter Holdings, LLC, a Delaware limited liability company (the “Company”), (ii) MSIP II Buffalo Holdings, LLC, a Delaware limited liability company (“MSI”), (iii) Magnum Hunter Resources Corporation, a Delaware corporation (“MHR”), and (iv) the other Members party thereto (the “LLC Agreement”); (b) that certain Transaction Agreement dated September 15, 2014, by and among (i) the Company, (ii) MSI, (iii) MHR and (iv) Magnum Hunter Services, LLC, a Delaware limited liability company (the “Transaction Agreement”); (c) that certain letter agreement dated November 18, 2014, by and among (i) MHR, (ii) the Company and (iii) MSI (the “November 2014 Letter Agreement”); and (d) that certain letter agreement dated March 30, 2015, by and among (i) MHR, (ii) the Company and (iii) MSI (the “March 2015 Letter Agreement”). Unless the context otherwise requires, capitalized terms used but not otherwise defined herein and defined in the LLC Agreement shall have the respective meanings ascribed to them in the LLC Agreement. For $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, MHR and MSI hereby agree as follows:

Section 1.  Amendment of the March 2015 Letter Agreement.

A.            Subject in all cases to Section 1.D of this letter agreement, Section 3.E. of the March 2015 Letter Agreement is hereby amended by replacing the date “June 30, 2015” where it appears in that section with the date “September 30, 2015.”

B.            Subject in all cases to Section 1.D of this letter agreement, Section 3.G.(6) of the March 2015 Letter Agreement is hereby amended by replacing the date “July 1, 2015” where it appears in that section with the date “October 1, 2015.”

C.            Section 4 of the March 2015 Letter Agreement is hereby amended by replacing the date “May 31, 2015” where it appears in that section with the date “August 31, 2015.”

D.            Notwithstanding anything to the contrary in this letter agreement or otherwise (but subject to Section 1.E of this letter agreement):

(1)           If an MHR Sale Event (as defined below in Section 1.F of this letter agreement) occurs on or prior to September 30, 2015, then the reference in Section 1.A of this letter agreement to “September 30, 2015” shall instead for all purposes hereunder be deemed to be the day immediately preceding the date on which such MHR Sale Event occurred and the reference in Section 1.B of this letter agreement to “October 1, 2015” shall instead for all purposes hereunder be deemed to be the date on which such MHR Sale Event occurred.

(2)           MHR, on behalf of itself and its Affiliates, successors and assigns, hereby agrees that neither MHR nor any of its Affiliates shall make any MHR 2015 Make-up Contribution using (directly or indirectly) any proceeds received by MHR or any Affiliate thereof in connection with any MHR Sale Event.

(3)           MHR shall not have the right to make any MHR 2015 Make-up Contribution unless, at the time it would otherwise make such contribution, MHR (including any relevant Affiliate) is current in respect of all of its payment obligations under all gathering agreements (including the Gas Gathering Agreement, as amended) to which MHR (or any Affiliate thereof), on the one hand, and the Company (or any Subsidiary thereof), on the other hand, are party to or are otherwise subject to.

E.            If an MHR Sale Event does not occur prior to 11:59 p.m., Houston, Texas time, on September 30, 2015, then at 12:00 a.m.. Houston, Texas time, on October 1, 2015, Section 1.D. of this letter agreement will terminate for all purposes and be of no further force or effect, and thereafter neither MHR nor any of its successors or assigns shall have the right to make any MHR 2015 Make-up Contribution. For the avoidance of doubt, any disposition or indirect transfer of Series A-1 Units that occurs after the first MHR Sale Event shall not also be an MHR Sale Event.

F.            “MHR Sale Event” means the first occasion on which MHR or any of its Affiliates Dispose of (or purport to Dispose of) all or any portion of its Series A-1 Units (or otherwise indirectly transfer or purport to transfer any or all of such Units).

Section 2.  Miscellaneous.

A.            Except as expressly modified by this letter agreement, the terms and provisions of the LLC Agreement, the Transaction Agreement, the November 2014 Letter Agreement and the March 2015 Letter Agreement shall remain in full force and effect in accordance with their respective terms. Any provision of this letter agreement may be amended, modified or terminated if, but only if, such amendment, modification or termination is in writing and is approved in writing by each of the Company, MHR and MSI. The provisions of the LLC Agreement set forth in Article XIII thereof shall apply mutatis mutandis to this letter agreement. For the avoidance of doubt, this letter agreement shall be deemed to be Confidential Information and a “Related Document” under the LLC Agreement for all purposes and shall be governed by the confidentiality obligations set forth in Section 10.4 of the LLC Agreement; provided, that MHR acknowledges that it is solely responsible for any such filings or other public disclosures (including the determination of whether to make any filing or other public disclosure and the content thereof).

B.            As a material inducement for the Company and MHR to enter into this letter agreement, MSI hereby represents, warrants and covenants as follows: (a) the execution and delivery of this letter agreement by MSI, and the performance by MSI of its obligations under this letter agreement, have been duly authorized by all necessary action on the part of MSI and do not and will not conflict with, breach, cause a default or event of default under, or otherwise result in or permit the acceleration or early termination of any material agreement to which MSI or its subsidiaries is party to or bound by; and (b) this letter agreement has been duly executed and delivered by MSI and, assuming valid execution and delivery by each other party hereto, will constitute the valid and binding obligation of MSI, enforceable against MSI in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally or by general principles of equity.

C.            As a material inducement for the Company and MSI to enter into this letter agreement, MHR hereby represents, warrants and covenants as follows: (a) the execution and delivery of this letter agreement by MHR, and the performance by MHR of its obligations under this letter agreement, have been duly authorized by all necessary action on the part of MHR and do not and will not conflict with, breach, cause a default or event of default under, or otherwise result in or permit the acceleration or early termination of any material agreement to which MHR or its subsidiaries is party to or bound by; and (b) this letter agreement has been duly executed and delivered by MHR and, assuming valid execution and delivery by each other party hereto, will constitute the valid and binding obligation of MHR, enforceable against MHR in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally or by general principles of equity.

D.            As a material inducement for MSI and MHR to enter into this letter agreement, the Company hereby represents, warrants and covenants as follows: (a) the execution and delivery of this letter agreement by the Company, and the performance by the Company of its obligations under this letter agreement, have been duly authorized by all necessary action on the part of the Company and do not and will not conflict with, breach, cause a default or event of default under, or otherwise result in or permit the acceleration or early termination of any material agreement to which the Company or its subsidiaries is party to or bound by; and (b) this letter agreement has been duly executed and delivered by the Company and, assuming valid execution and delivery by each other party hereto, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally or by general principles of equity.

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Sincerely,

EUREKA HUNTER HOLDINGS, LLC

By:	/s/ Gary C. Evans
Name:	Gary C. Evans
Title:	President and Chief Executive Officer

Acknowledged and agreed:

MSIP II BUFFALO HOLDINGS, LLC

By:	Morgan Stanley Infrastructure II, Inc., its Manager

By:	/s/ John Veech
Name:	John Veech
Title:	President

MAGNUM HUNTER RESOURCES CORPORATION

By:	/s/ Gary C. Evans
Name:	Gary C. Evans
Title:	Chairman and Chief Executive Officer